Exhibit 23.1

Advancedy Oxygen Technologies, Inc.
C/O Crossfield, Inc.
100 Maiden Lane, Suite 2003
New York NY 10038

September 25, 2008

Consent of Independent Registered Public Accounting Firm

We consent to the use of, our report dated September 07, 2008, with respect to the consolidated financial statements of Advanced Oxygen Technologies, Inc. and Subsidiary, and our report dated September 07, 2008 with respect to the effectiveness of Internal Control over Financial Reporting of Advanced Oxygen Technologies, Inc. and Subsidiary, included in this Annual Report (Form 10-KSB) for the year ended June 30, 2008.

/s/ Revisorerne Strandvejen 58 V.m.b.a

Copenhagen, Denmark

September 25, 2008